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                              SHARE EXCHANGE AGREEMENT

                                     BY AND AMONG

                              CNG COMMUNICATIONS, INC.
                              A DELAWARE CORPORATION
                                        AND
                         COMMERCIAL LABOR MANAGEMENT, INC.
                               A  NEVADA CORPORATION

                               DATED: AUGUST 6, 1998


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                              SHARE EXCHANGE AGREEMENT

                              CNG COMMUNICATIONS, INC.
                                         AND
                          COMMERCIAL LABOR MANAGEMENT, INC.

     This Share Exchange Agreement ("Agreement"), dated as of August 6, 1998, among CNG COMMUNICATIONS, INC. ("CNG"), a Delaware Corporation, COMMERCIAL LABOR MANAGEMENT, INC. ("CLM"), a Nevada Corporation, and those shareholders of CNG COMMUNICATIONS, INC. ("CNG Shareholders") listed on Schedule 1 to this agreement.

                                 W I T N E S S E T H:

     A. THE PARTIES. CNG and CLM are corporations duly organized under the laws of the State of Delaware and Nevada, respectively.

     B. PLAN OF REORGANIZATION. The CNG Shareholders are the owners of all of the issued and outstanding common stock of CNG (the "CNG Common Stock"). It is the intention that all of the issued and outstanding stock of CNG shall be acquired by CLM in exchange solely for its voting stock. For federal income tax purposes it is intended that this exchange shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     C. EXCHANGE OF SHARES. CLM and the CNG Shareholders agree that all of the common shares issued and outstanding of CNG shall be exchanged with CLM for 31,480,000 shares of the common stock, $.001 par value, of CLM ("CLM Common Stock"). The pro rata numbers of the CLM shares, on the closing date, shall be delivered to the individual shareholders in exchange for their CNG shares as hereinafter set forth.

     D. AGREEMENT. The parties hereto wish to enter into this Agreement pursuant to the provisions of the Nevada Statutes.

     NOW, THEREFORE, it is agreed among the parties as follows:


                                      ARTICLE I
                                  THE SHARE EXCHANGE

     1.1

          (a) Subject to the terms and conditions set forth herein, on the Closing Date (as herein defined), CLM agrees to purchase from the CNG Shareholders, and the

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CNG Shareholders agree to sell to CLM, all of their shares of CNG Common
Stock. In consideration for said purchase, the CNG Shareholders agree to purchase from CLM, and CLM agrees to sell to the CNG Shareholders, 31,480,000 shares of CLM Common Stock (the "Exchange Shares"), to be distributed among
the CNG Shareholders pro rata to their CNG Common Stock.   The transactions
contemplated by this Agreement shall be completed at a closing ("Closing") on a closing date ("Closing Date") which shall be as soon as possible after all regulatory approvals and shareholder approvals are obtained in accordance with law as set forth in this Agreement, but no later than 30 days after the date of this Agreement.

          (b) On the Closing Date, all of the documents to be furnished to CLM and CNG, including the documents to be furnished pursuant to Article VII of this Agreement, shall be delivered to Michael A. Littman, Esq., to be held in escrow until the Closing Date or the date of termination of this Agreement, whichever first occurs, and thereafter shall be promptly distributed to the parties as their interests may appear.

     1.2 The Articles of Incorporation and the Bylaws of CLM shall be as shown in Exhibit "A" and Exhibit "B" attached hereto and incorporated herein by this reference. The persons identified on Exhibit "C" shall become the directors and officers of CLM at the Closing Date.


                                      ARTICLE II
                           ISSUANCE AND EXCHANGE OF SHARES

     2.1 On the Closing Date, each of the CNG Shareholders shall surrender the certificate or certificates representing shares of CNG Common Stock to CLM. Promptly following surrender, CLM shall issue the CLM Common Stock to the CNG Shareholders pursuant to Section 1.1.

     2.2 The stock transfer books of CNG shall be closed on the Closing Date, and thereafter no transfers of the stock of CNG shall be made. CNG shall appoint an exchange agent ("Exchange Agent") to accept surrender of the certificates representing the common shares of CNG, and to deliver in exchange for such surrendered certificates, shares of CLM common stock. The authorization of the Exchange Agent may be terminated by CLM after six months following the Closing Date. Upon termination of such authorization, any shares of CNG and any funds held by the Exchange Agent for payment to CNG shareholders pursuant to this Agreement shall be transferred to CLM or its designated agent who shall thereafter perform the obligations of the Exchange Agent. If outstanding certificates for shares of CNG are not surrendered or the payment for them not claimed prior to such date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and other applicable law, become the property of CLM (and to the extent not in its

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possession shall be paid over to it), free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of CNG shares for any amount paid to any governmental unit or agency having jurisdiction of such unclaimed item pursuant to the abandoned property or other applicable law of such jurisdiction.

     2.3 No fractional shares of CLM stock shall be issued as a result of the Agreement. Shares shall be rounded to nearest whole share.


                                     ARTICLE III
                             REPRESENTATIONS, WARRANTIES
                      AND COVENANTS OF CNG COMMUNICATIONS, INC.

     No representations or warranties are made by any director, officer, employee or shareholder of CNG as individuals, except as and to the extent stated in this Agreement or in a separate written statement that has been delivered to CLM hereunder (the "CNG Disclosure Statement"), if any. CNG hereby represents, warrants and covenants to CLM except, as stated in the CNG Disclosure Statement, as follows:

     3.1 CNG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted in every jurisdiction in which the failure to do so would have a material adverse effect on its business, properties or ability to conduct the business currently conducted by it. The copies of the Articles of Incorporation and Bylaws of CNG previously furnished to CLM are correct and complete, and the minute books of CNG contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and board of directors of CNG.

     3.2 Authorized equity capitalization of CNG consists of 20,000,000 shares of common stock with no par value, of which 4,000,000 shares are issued and outstanding. CNG has authorized 5,000,000 shares of preferred stock, of which no shares are issued and outstanding.

     3.3 CNG has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

     3.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by CNG will result in a breach or violation of the Articles of Incorporation or Bylaws of CNG.

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     3.5  The execution, delivery and performance of this Agreement has been duly authorized and approved by CNG's Board of Directors.

     3.6 CNG will deliver to CLM consolidated audited financial statements of CNG, as of December 31, 1997 and unaudited first quarter 1998 financial statements within 30 days of the Closing Date. All such statements, herein sometimes called "CNG Financial Statements", are, or will be at the time they are delivered, complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of CNG for the periods included, subject in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure. The December 31, 1997, statements will have been prepared in accordance with generally accepted accounting principles.

     3.7 Since the dates of the CNG Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise of CNG.

     3.8 There are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of CNG, threatened against CNG or affecting any of its assets or properties, and CNG is not in any material breach or violation of or default under any contract or instrument to which CNG is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by CNG under any contract or other instrument to which CNG is a party or by which it or any of its properties may be bound or affected, or under its respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to CNG.

     3.9 CNG has no obligations or liabilities whether accrued, absolute, contingent, liquidated or otherwise whether due or to become due regardless of when asserted, except:

     a. To the extent reflected or taken into account in the CNG Financial Statements and not heretofore paid or discharged,

     b. To the extent specifically set forth in or incorporated by reference in the CNG Disclosure Statement,

     c. Liabilities incurred in the ordinary course of business consistent with past practice since the date of the March 31, 1998, financial statement (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding),

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     d.   Normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement,

     e.   Liabilities incurred in the ordinary course of business, and

     f.   Liabilities which are not material in scope or amount.

     3.10 The representations and warranties of CNG in this Agreement shall be true and correct as of the date hereof and as of the Closing Date.

     3.11 CNG will deliver to CLM a copy of each of the federal income tax returns of CNG for the year ending December 31, 1997, and for any additional open years. The provisions for taxes payable by CNG are believed by CNG to be sufficient for payment of all accrued and unpaid federal, state, county and local taxes of CNG (including any penalties or interest payable) whether or not disputed as of the date of such financial statements reflecting such provisions. All returns and reports of other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Provision has been made for the payment of all taxes due to date by CNG, including taxes for the current year ending December 31, 1997. No federal income tax return of CNG is currently under audit.

     3.12 CNG has no employee benefit plan, including non-qualified stock awards, options, and consulting fees for independent contractors.

     3.13 No representation or warranty by CNG in this Agreement, the CNG Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

     3.14 INTELLECTUAL PROPERTY. All trade names, inventions, discoveries, ideas, research, engineering, methods, practices, processes, systems, formulae, designs, drawings, products, projects, improvements, developments, know-how, and trade secrets which are used in the conduct of CNG's business, whether registered or unregistered (collectively the "Proprietary Rights") are owned by CNG. To the knowledge of each Seller and CNG, CNG created or developed such Proprietary Rights and such Proprietary Rights are not subject to any restriction, lien, encumbrance, right, title or interest in others. All of the foregoing Proprietary Rights that are not in the public domain stand solely in the name of CNG and not in the name of any shareholder, director, officer, agent, partner or employee or anyone else known to any Seller or CNG, and none of the same have any right, title, interest, restriction, lien or encumbrance therein or thereon or thereto. To the knowledge of each Seller and CNG, CNG's ownership and use of the Proprietary Rights do not and will not infringe upon, conflict with or violate in any material respect any patent, copyright, trade secret or

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other lawful proprietary right of any other party.  No claim is pending or, to the knowledge of any Seller or CNG, threatened to the effect that the operations of CNG infringe upon or conflict with the asserted rights of any other person under any of the Proprietary Rights, and to the knowledge of each Seller and CNG there is no reasonable basis for any such claim (whether or not pending or threatened). No claim is pending, or to the knowledge of each Seller and CNG, threatened to the effect that any such Proprietary Rights owned or licensed by CNG, or which CNG otherwise has the right to use, is invalid or unenforceable by CNG and there is no reasonable basis for any such claim (whether or not pending or threatened). CNG has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of Seller.

     3.15 a.   LIENS.  Except as disclosed on Schedule 3.15(a), no one other than Seller has any right, title, interest, lien, claim, security interest, restriction or encumbrance in, on or to CNG's assets.

          b. MATERIAL CONTRACTS. Other than as disclosed on Schedule 3.15(b), Seller does not have any material obligation, contract, agreement, lease, sublease, commitment or understanding of any kind, nature or description, oral or written, fixed or contingent due or to become due, existing or inchoate.

          c. NO UNDISCLOSED LIABILITIES. CNG does not have any material liabilities or obligations, including, without limitation, contingent liabilities for the performance of any obligation, except for (i) liabilities or obligations which are disclosed or fully provided for in CNG's Financial Statements, (ii) liabilities or obligations disclosed in this Agreement or in any Exhibit or Schedule to this Agreement, and (iii) liabilities not in excess of $2,000 in the aggregate.

     3.16 ENVIRONMENTAL MATTERS.   (i) CNG has not received notice of any
violation of or investigation relating to any environmental or pollution law, regulation, or ordinance with respect to assets now or previously owned or operated by CNG that has not been fully and finally resolved; (ii) To the knowledge of CNG, all permits, licenses and other authorizations which are required under United States, federal, state, provincial and local laws with respect to pollution or protection of the environment ("Environmental Laws") relating to assets now owned or operated by CNG or any of its subsidiaries, including Environmental Laws relating to actual or threatened emissions, discharges or releases of pollutants, contaminants or hazardous or toxic materials or wastes ("Pollutants"), have been obtained and are effective, and, with respect to assets previously owned or operated by CNG, were obtained and were effective during the time of CNG's operation; (iii) To the knowledge of CNG, no conditions exist on, in or about the properties now or previously owned or operated by CNG or any third-party properties to which any Pollutants generated by CNG were sent or released that could give rise on the part of CNG to liability under any Environmental Laws, claims by third

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parties under Environmental Laws or under common law or the occurrence of costs to avoid any such liability or claim; and (iv) to the knowledge of CNG, all operators of CNG's assets are in compliance with all terms and conditions of such Environmental Laws, permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, relating to CNG's assets.

                                      ARTICLE IV
                     REPRESENTATIONS, WARRANTIES AND COVENANTS
                       OF COMMERCIAL LABOR MANAGEMENT, INC..

     No representations or warranties are made by any director, officer, employee or shareholder of CLM as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

     CLM hereby represents, warrants and covenants to CNG, except as stated in the CLM Disclosure Statement, as follows:

     4.1 CLM is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of CLM, copies of which have been delivered to CNG, are complete and accurate, and the minute books of CLM contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of CLM.

     4.2 The aggregate number of shares which CLM is authorized to issue is 50,000,000 shares of common stock with a par value of $.001 per share, of which 2,607,610 shares of such common stock are issued and outstanding, fully paid and non-assessable on the Closing Date. CLM has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock. CLM has authorized 2,000,000 shares of Preferred Stock, of which no shares are issued and outstanding.

     4.3 CLM has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement.

     4.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by CLM will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of CLM.

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     4.5  The execution of this Agreement has been duly authorized and approved by the CLM's Board of Directors and its shareholders.

     4.6 CLM has delivered to CNG unaudited financial statements of CLM dated June 30, 1998 and audited financial statements dated December 31, 1997. All such statements, herein sometimes called "CLM Financial Statements" are (and will be) complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of CLM for the periods indicated. All statements of CLM will have been prepared in accordance with generally accepted accounting principles.

     4.7 Since the dates of the CLM Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of CLM. CLM does not have any material liabilities or obligations, secured or unsecured except as shown on the CLM Financial Statements (whether accrued, absolute, contingent or otherwise).

     4.8 CLM has delivered to CNG a list and description of all pending legal proceedings involving CLM, none of which will materially adversely affect them, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of CLM, threatened against CLM or affecting any of its assets or properties, and CLM is not in any material breach or violation of or default under any contract or instrument to which CLM is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by CLM under any contract or other instrument to which CLM is a party or by which it or any of its respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to CLM.

     4.9 CLM shall not enter into or consummate any transactions prior to the Closing Date other than in the ordinary course of business and will pay no dividend or increase the compensation of officers and will not enter into any agreement or transaction which would adversely affect its financial condition.

     4.10 CLM is not a party to any contract performable in the future which will adversely affect it.

     4.11 The representations and warranties of CLM shall be true and correct as of the date hereof and as of the Closing Date.

     4.12 CLM has delivered, or will deliver within two weeks of the date of this Agreement, to CNG, all of its corporate books and records for review, and true and correct copies of CLM tax returns for 1997, if any. CLM will also deliver to CNG on or

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before the Closing Date any reports relating to the financial and business condition of CLM which occur after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

     4.13 CLM has no employee benefit plan in effect as of the date of this Agreement.

     4.14 No representation or warranty by CLM in this Agreement or in CLM's filings with the Securities and Exchange Commission, the CLM Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

     4.15 CLM agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of CNG and its subsidiaries, as provided in the Articles of Incorporation or Bylaws or otherwise in effect on the date hereof, shall survive the transactions contemplated hereby in accordance with their terms, and CLM expressly assumes such indemnification obligations of CNG.

     4.16.  INDEMNITY.

          a. INDEMNITY. Commercial Labor Management, Inc. and the current officers of CLM (collectively, the "Indemnifying Parties") shall execute at closing an agreement to indemnify CLM and CNG ("Indemnified Parties") incorporating the terms contained in this subsection and shall hold each of them harmless from all fines, penalties, FICA, FUTA, SUTA, damages, claims, liens and other expenses, including but not limited to, expenses of investigation, expert fees, attorney's fees and court costs ("Damages and Expenses") arising out of or related to any claim hereafter resulting from the prior business operations of CLM (individually the "Claim" and collectively the "Claims"), and shall pay the same upon written demand. This indemnity will be in effect for a period of two years from the Closing Date.

          b. WRITTEN NOTICE. Promptly after the receipt of notice of any Claim, such party (the "Indemnified Party") will give written notice of such Claim to the Party ("the Indemnifying Party"), it being understood that if the Indemnifying Party does not receive notice in time to contest the determination of such liability, then the Indemnifying Party shall not be obligated to indemnify with respect thereto.

          c. SETTLEMENT. The Indemnifying Party shall have the right: (a) to settle all indemnifiable matters subject to this Agreement upon the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, except in the event such settlement subjects the Indemnified Party or any of its customers to any criminal liability; and (b) to defend, through counsel of its own choosing and at its own expense, any Claim. The Indemnified Party shall cooperate with the Indemnifying Party provided that the

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Indemnified Party shall have the right fully to participate in such defense at its own expense. No Indemnified Party shall pay or voluntarily permit the determination of any liability which is subject to this Agreement while the Indemnifying Party is negotiating the settlement thereof or contesting the matter.

          d. DEFENSE. In the event that the Indemnifying Party does not defend or settle any indemnifiable matter hereunder, the Indemnified Party shall have the rights of the Indemnifying Party to settle and defend Claims specified in this paragraph, and the Indemnifying Party shall pay to the Indemnified Party all Damages, settlement costs, legal fees and expenses as they are incurred.

          e. BREACH. In the event of a breach of the indemnity agreement by the Indemnifying Parties, the Indemnified Parties shall have the immediate right to seek a judgment against Indemnifying Parties and Indemnifying Parties agree to pay all attorneys fees and costs relating to any such action to enforce this agreement.

     4.17  NO OPTIONS OR WARRANTS.  CLM represents that no outstanding options
or warrants for its unissued shares exist.   All preferred stock of CLM due for
redemption as of the date hereof shall have been redeemed as of closing date, if any.

     4.18 INTELLECTUAL PROPERTY. All trade names, inventions, discoveries, ideas, research, engineering, methods, practices, processes, systems, formulae, designs, drawings, products, projects, improvements, developments, know-how, and trade secrets which are used in the conduct of CLM's business, whether registered or unregistered (collectively the "Proprietary Rights") are owned by CLM. To the knowledge of each Seller and CLM, CLM created or developed such Proprietary Rights and such Proprietary Rights are not subject to any restriction, lien, encumbrance, right, title or interest in others. All of the foregoing Proprietary Rights that are not in the public domain stand solely in the name of CLM and not in the name of any shareholder, director, officer, agent, partner or employee or anyone else known to any Seller or CLM and none of the same have any right, title, interest, restriction, lien or encumbrance therein or thereon or thereto. To the knowledge of each Seller and CLM, CLM's ownership and use of the Proprietary Rights do not and will not infringe upon, conflict with or violate in any material respect any patent, copyright, trade secret or other lawful proprietary right of any other party, and no claim is pending or, to the knowledge of any Seller or CLM, threatened to the effect that the operations of CLM infringe upon or conflict with the asserted rights of any other person under any of the Proprietary Rights, and to the knowledge of each Seller and CLM there is no reasonable basis for any such claim (whether or not pending or threatened). No claim is pending, or to the knowledge of each Seller and CLM, threatened to the effect that any such Proprietary Rights owned or licensed by CLM, or which CLM otherwise has the right to use, is invalid or unenforceable by CLM and there is no reasonable basis for any such claim (whether or not pending or threatened). CLM has not granted or assigned to any other person or

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entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of Seller.

     4.19 a.   LIENS.  Except as disclosed on Schedule 4.19(a), no one other than Seller has any right, title, interest, lien, claim, security interest, restriction or encumbrance in, on or to CLM's assets.

          b. MATERIAL CONTRACTS. Other than as disclosed on Schedule 4.19(b), Seller does not have any material obligation, contract, agreement, lease, sublease, commitment or understanding of any kind, nature or description, oral or written, fixed or contingent due or to become due, existing or inchoate.

          c. NO UNDISCLOSED LIABILITIES. CLM does not have any material liabilities or obligations, including, without limitation, contingent liabilities for the performance of any obligation, except for (i) liabilities or obligations which are disclosed or fully provided for in CLM's Financial Statements, (ii) liabilities or obligations disclosed in this Agreement or in any Exhibit or Schedule to this Agreement, and (iii) liabilities not in excess of $2,000 in the aggregate.

     4.20 ENVIRONMENTAL MATTERS.   (i) CLM has not received notice of any
violation of or investigation relating to any environmental or pollution law, regulation, or ordinance with respect to assets now or previously owned or operated by CLM that has not been fully and finally resolved; (ii) To the knowledge of CLM, all permits, licenses and other authorizations which are required under United States, federal, state, provincial and local laws with respect to pollution or protection of the environment ("Environmental Laws") relating to assets now owned or operated by CLM or any of its subsidiaries, including Environmental Laws relating to actual or threatened emissions, discharges or releases of pollutants, contaminants or hazardous or toxic materials or wastes ("Pollutants"), have been obtained and are effective, and, with respect to assets previously owned or operated by CLM, were obtained and were effective during the time of CLM?s operation; (iii) To the knowledge of CLM, no conditions exist on, in or about the properties now or previously owned or operated by CLM or any third-party properties to which any Pollutants generated by CLM were sent or released that could give rise on the part of CLM to liability under any Environmental Laws, claims by third parties under Environmental Laws or under common law or the occurrence of costs to avoid any such liability or claim; and (iv) to the knowledge of CLM, all operators of CLM?s assets are in compliance with all terms and conditions of such Environmental Laws, permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, relating to CLM's assets.

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                                      ARTICLE V
                 OBLIGATIONS OF THE PARTIES PENDING THE CLOSING DATE

     5.1 This Agreement shall be duly submitted to the shareholders of CNG for the purpose of considering and acting upon this Agreement in the manner required by law at a meeting of shareholders on a date selected by CNG, such date to be the earliest practicable date. The Board of Directors of CNG, subject to its fiduciary obligations to shareholders, shall use its best efforts to obtain the requisite approval of CNG shareholders of this Agreement and the transactions contemplated herein. CNG and CLM shall take all reasonable and necessary steps and actions to comply with and to secure CNG shareholder approval of this Agreement and regulations of such states.

     5.2 At all times prior to the Closing Date during regular business hours, each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings and, in addition, shall either furnish or cause to be furnished, or shall destroy, or shall maintain with such standard of care as is exercised with respect to its own confidential or proprietary information, all copies of all documents or other written records developed or prepared by such party on the basis of such confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made, (b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made.

     5.3 CLM and CNG shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

     5.4 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.


                                      ARTICLE VI
                                  EXCHANGE PROCEDURE

     6.1 At the Closing Date, the exchange shall be effected as set forth in Nevada General Laws with common stock certificates of CLM being exchanged for CNG common stock certificates as and when submitted to the Exchange Agent.


                                     ARTICLE VII
                             CONDITIONS PRECEDENT TO THE
                             CONSUMMATION OF THE EXCHANGE

     The following are conditions precedent to the consummation of the Agreement on or before the Closing Date:

     7.1 Each party shall have performed and complied in all material respects with all of its obligations hereunder which are to be complied with or performed on or before the Closing Date and CLM and CNG shall provide one another at the Closing with an officer's certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

     7.2 This Agreement and the transactions contemplated herein shall have been duly and validly authorized, approved and adopted, at meetings of the shareholders of CNG duly and properly called for such purpose in accordance with the applicable laws.

     7.3 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

     7.4 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for CNG and CLM.

     7.5 The representations and warranties made by CNG and CLM in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties may be untrue on and as of the Closing Date because of (1) changes caused by transactions suggested or approved in writing by CNG and CLM, or (2) events or changes which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of CLM or CNG during or arising after the date of this Agreement.

     7.6  CNG shall have furnished CLM with:

     (1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of CNG approving this Agreement and the transactions contemplated by it and directing the submission thereof to a vote of the shareholders of CNG;

     (2) a certified copy of a resolution or resolutions duly adopted by a majority of all of the classes of outstanding shares of CNG capital stock approving this Agreement and the transactions contemplated by it;

     (3) an opinion of its counsel dated as of the Closing Date in accordance with 7.6 hereof;

     (4) an agreement from each "affiliate" of CNG as defined in the rules adopted under the Securities Act of 1933, as amended, to the effect that (a) the affiliate is familiar with SEC Rules 144 and 145; (b) none of the shares of CLM common stock will be transferred by or through the affiliate in violation of the Federal Securities Laws; (c) the affiliate will not sell or in any way reduce his risk relative to any CLM common stock received pursuant to this Agreement until such time as financial results covering at least 30 days of post-closing date combined operations shall have been published by CLM on SEC Form 10-Q or otherwise; and (d) the affiliate acknowledges that, except as provided in Section 7.11 of this Agreement, CLM is under no obligation to register the sale, transfer, or the disposition of CLM common stock by the affiliate or to take any action necessary in order to make an exemption from registration available to the affiliate, but understands that CLM will satisfy the public information requirements of Rules 144 and 145 during the three-year period following the Closing Date.

     (5) Each shareholder of CNG shall sign a Consent/Subscription Agreement as contained on Exhibit "C".

     7.7 CLM shall furnish CNG with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of CLM, approving this Agreement and the transactions contemplated by it. CLM shall furnish a legal opinion to CNG attesting to the proprietary and legality of the transaction involving the shareholders and the directors of CLM so as to be in accordance with all applicable laws and the by-laws of CLM.

     7.8 CNG shall have concluded and be reasonably satisfied with all of its due diligence regarding CLM, and CLM shall have concluded and be reasonably satisfied with all of its due diligence regarding CNG.

     7.9 The current officers and directors of CLM shall resign concurrent with closing, after duly appointing the directors listed on Schedule 7.9 as new directors to CLM.

     7.10 As an incident to the share exchange transactions and as a predicate and condition to them, CNG has deposited twenty-five thousand eight hundred and seventy-five ($25,875) dollars in the escrow account of Michael
A. Littman, Esq. solely for the purpose of paying a maximum of twenty-five thousand eight hundred and seventy-five ($25,875) dollars of liabilities, and/or any combination of other claims, actions and/or debts of CLM simultaneously at the time of closing. In the event any debts, claims and/or actions either separately and/or combined exceed twenty-five thousand eight hundred and seventy-five ($25,875) dollars, CLM shall be responsible and liable to pay such amounts in excess of twenty-five thousand eight hundred and seventy-five ($25,875) dollars. Prior to closing, CLM shall provide a detailed list of creditors and/or claimants for the twenty-five thousand eight hundred and seventy-five ($25,875) dollars including but not limited to names, amounts, addresses, and telephone numbers of said parties.

     7.11 CNG and, after the Closing Date, CLM, covenants that it will register all of the shares (collectively, the "Affiliate Shares") of CLM owned by Edward Torres, Mark J. Richardson and Mark French (collectively, the "Affiliates") on the first registration statement filed by CLM after the Closing Date under the Securities Act of 1933, as amended (other than on Form S-8), in order to register all of the Affiliate Shares under Section 5 of the Act ("Piggyback Registration Rights"). This covenant by CNG and CLM to confer Piggyback Registration Rights on the Affiliates is a material incentive to CLM and the Affiliates entering into this Agreement, and said Affiliates will have a right to all remedies at law or in equity in the event of a breach of this covenant by CNG and, after the Closing Date, CLM, and payment of all damages resulting therefrom.

                                    ARTICLE VIII
                             TERMINATION AND ABANDONMENT

     8.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of CNG) prior to the Closing Date:

     (a)  By mutual consent of CNG and CLM;

     (b) By CNG or CLM, if any condition set forth in Article VII relating to the other party has not been met or has not been waived;

     (c) By CNG or CLM, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

     (d) By any party, if there is discovered any material error, misstatement or omission in the representations and warranties of another party; or

     (e) By any party if the Agreement Closing Date is not within 30 days from the date hereof.

     8.2 Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors, provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.


                                      ARTICLE IX
                          TERMINATION OF REPRESENTATION AND
                          WARRANTIES AND CERTAIN AGREEMENTS

     9.1 The respective representations and warranties of the parties hereto shall expire with, and be terminated and extinguished by consummation of the Agreement; provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.

                                      ARTICLE X
                                    MISCELLANEOUS

     10.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

     10.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. Counterparts shall include the execution of the Exchange Agreement and Representations by all shareholders.

     10.3 CLM and CNG each agree that if it has employed any investment bankers, brokers, finders, or intermediaries in connection with the transaction contemplated hereby who might be entitled to any fee or other payment from CNG or CLM, such fee or other payment shall be the sole responsibility of the party entering into such agreement. The parties specifically understand, acknowledge and agree to honor the contracts with Makefield Investment Banking, Inc. which call for issuance of 350,000 shares (post reverse split) registered with SEC on Form S-8, which shares are deemed earned upon the execution of this agreement, for acquisition and merger services rendered by Makefield Investment Banking, Inc. The parties agree to issue 400,000 shares of common stock (post reverse split) registered on Form S-8 for Merger and Acquisition Services rendered by Millennium Investments, Inc. and 186,296 shares to IBJ Publications for business services rendered. Under no circumstances shall CLM be obligated to issue shares registered on Form S-8 which issuance does not comply in full with the requirements and restrictions for use of Form S-8.

     10.4 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

     10.5 This Agreement may be amended upon approval of the Board of Directors of each party provided that the shares issuable hereunder shall not be amended without approval of the requisite shareholders of CNG.

     10.6 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To CNG Communications, Inc.:
     4601 East Fort Lowell, Suite 102
     Tucson, Arizona  86714

To Commercial Labor Management, Inc.:
     c/o Law Offices of Mark J. Richardson
     1299 Ocean Avenue, Suite 900
     Santa Monica, California  90401

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

     10.7 No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior approval of CNG and CLM. However, either CNG or CLM may issue at any time any press release or other public statement it believes on the advice of its counsel that is obligated to issue in order to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

     IN WITNESS WHEREOF, the parties have set their hands and seals this 6th day of August, 1998.

CNG Communications, Inc.           Commercial Labor Management, Inc.

By:__________________________           By:_________________________
       President                               President

Attest:________________________         Attest:______________________
       Secretary                               Secretary

CNG COMMUNICATIONS, INC. SHAREHOLDERS (by signature below or pursuant to execution of the Exchange Agreement and Representations incorporating this Agreement by reference.)

___________________________   ___________________________

___________________________   ___________________________

___________________________   ___________________________

___________________________   ___________________________

___________________________   ___________________________

___________________________   ___________________________




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